EXHIBIT 99.1

                                 [LOGO OMITTED]

                            COACHMEN INDUSTRIES, INC.
           2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515
                        o 574/262-0123 o Fax 574/262-8823


                                  NEWS RELEASE


For immediate release Monday, February 2, 2004

COACHMEN INDUSTRIES, INC. ANNOUNCES 2003 FOURTH QUARTER AND FULL-YEAR EARNINGS

      o  Company reports above-guidance earnings of $0.13 per share in the fourth quarter and earnings of $0.48 per share for the year.
      o  Sales of $190.0 million for quarter and $711.1 million for year surpass 2002 levels.
      o  Company expects to increase earnings 80% - 95% in 2004.

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its earnings for the fourth quarter and year ended December 31, 2003.

Coachmen reported net income of $2.0 million, or $0.13 per share for the quarter, slightly higher than the range of earnings cited in the December 15 press release. The $2.0 million compares to net income of $2.7 million or $0.17 per share in the previous year period. Sales for the fourth quarter increased 15.8% to $190.0 million versus $164.1 million during the same period of 2002. As previously announced in December, Coachmen's fourth quarter earnings were negatively impacted by RV component shortages and weather-related delays in the Modular Housing and Building segment. However, diligent efforts to mitigate these challenges during the second half of December resulted in higher earnings than previously anticipated.

Coachmen's earnings of $0.48 per share, including $0.02 per share which related to non-operating gains on the sale of real estate, for the year 2003 compared with earnings of $0.62 per share in 2002, which included non-operating gains from real estate sales of approximately $0.10 per share. Sales for the year of $711.1 million increased 6.9%, from $665.2 million in 2002. Gross profit of 14.7% was 0.2 percentage points lower than the 14.9% in 2002. Lower gross profit was caused by increased production costs, which were primarily the result of inefficiencies caused by the parts shortages in the RV segment. Those shortages caused higher amounts of off-line rework and associated

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Coachmen Industries, Inc. Announced Fourth Quarter and Full-Year Earnings
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February 2, 2004
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manufacturing  variances. The Company's full-year operating performance was also significantly impacted by the first quarter losses, which were related to the military action in Iraq, the negative consumer sentiment regarding the economy, and inclement weather conditions.

Claire C. Skinner, Chairman and Chief Executive Officer, remarked, "While we are frustrated with the RV parts shortages and weather factors that caused the Company to miss its initial earnings estimate for the fourth quarter, Coachmen is well poised for a strong 2004. The extremely positive dealer response to our new line of 2004 models was validated by the more than $100 million in orders at the National RV Trade Show in December. Our Modular Housing and Building segment is also making positive progress in its core businesses and new strategic initiatives. In December, we also strengthened our executive management team with the addition of Matthew Schafer as President and Chief Operating Officer."


                                               THREE MONTHS ENDED            YEAR ENDED
                                                  DECEMBER 31,              DECEMBER 31,
                                          2003            2002           2003           2002

                                      -------------  ------------   -------------  -------------
SALES
Recreational Vehicle                  $     129,025  $    103,736   $     488,178  $     435,548
Modular Housing/Building                     61,021        60,350         222,967        229,644
                                      ------------   ------------    ------------  -------------
     Total                            $     190,046  $    164,086   $     711,145  $     665,192
                                      =============  ============    ============  =============

PRE-TAX INCOME/(LOSS)
Recreational Vehicle                  $        (183) $     (1,212)   $      2,087  $       1,903
Modular Housing/Building                      2,753         3,050          10,037         10,058
Other                                           399         2,007          (1,003)         3,035
                                      -------------  ------------   -------------  -------------
     Total                            $      2,969   $      3,845   $      11,121  $      14,996
                                      =============  ============   =============  =============

RECREATIONAL VEHICLE SEGMENT

The Company's Recreational Vehicle segment reported sales of $129.0 million, up 24.4% from $103.7 million during the fourth quarter of 2002. RV sales of $488.2 million for the year represented a 12.1% increase from sales of $435.5 million in 2002. As previously mentioned, RV Segment pre-tax income during the quarter was hampered by operating inefficiencies related to major material shortages, including RV ovens and ranges, among other things. Though the pre-tax loss of $0.2 million for the quarter compared quite favorably with a pre-tax loss of $1.2 million in the fourth quarter of 2002, the Segment had been on track for even more improvement. Pre-tax income for the year increased 9.7% to $2.1 million versus $1.9 million in 2002. The Company expects these shortages to continue through February and is managing the situation by ensuring all retail-sold orders receive first priority for completion when parts become available and offering customers microwave or convection ovens in lieu of conventional ovens, as well as an "oven-delete" option.


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Coachmen Industries, Inc. Announced Fourth Quarter and Full-Year Earnings
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February 2, 2004
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Wholesale  unit  shipments for the year were down 4.0%  compared to 2002,  while sales revenues were up 12.1%, reflecting a much richer mix of units being sold. Shipments of the more expensive motorized and towable product categories, Class A's and Fifth Wheels, were up 13.4% and 34.8% for the year, respectively, with rear diesels up 50.4%. Similar results were seen for the fourth quarter, as wholesale recreational vehicle unit shipments for the Company were down 2.7% compared to the year-ago quarter, while sales were up 24.4%. Product category and model mix were again the reasons for this dichotomy. Fourth quarter unit shipments of Class A's increased by 21.2%, and Fifth Wheel unit shipments were up 31.5%. Further, within those categories, the Company is enjoying strong success in its 2004 rear diesel Class A and higher-line Fifth Wheel models, with diesel Class A unit shipments up 128.8% in the fourth quarter. These successes drove increases of 20.4% and 10.7% in the average price of units shipped in the Class A and Fifth Wheel categories during the quarter. Based on the strength of product acceptance, year-ending backlog levels are up 26.6% over December 31, 2002. Production rates have been increased in most plants, including two new facilities brought on line during the year, and further production increases are being planned for early 2004.

As was previously reported, dealer reaction to the Company's new 2004 model offerings was overwhelmingly positive. Nearly half of Coachmen's 2004 RV line represents new or improved models. Coachmen RV Company introduced its
Concord(TM) "C+" motorhome, and the Class C Freelander. Georgie Boy Manufacturing introduced its newest Class A designs and its first quad-slideout motorhome, a beautifully appointed 40-foot Bellagio(TM), built on a raised rail chassis and showcased by handsome full- body paint graphics. Viking RV also introduced an array of entry-level camping trailers. The Company unveiled the latest addition to its highly successful Epic(TM) series, the all-new Epic 17.5 Limited Edition.

Finally, as announced just days ago, the Company has entered into a long-term exclusive licensing agreement to design, produce and market a comprehensive line of Coleman brand recreational vehicles, beginning with camping trailers in mid-2004. The Company expects incremental sales of approximately $12 million in the second half of 2004, as a result of this agreement.

MODULAR HOUSING AND BUILDING SEGMENT

The performance of the Company's Modular Housing and Building segment in the fourth quarter was very similar to the same period one year ago, with sales and pre-tax earnings of $61.0 million and $2.8 million, respectively, versus $60.4 million and $3.1 million. For the year, sales of $223.0 million were 2.9% below 2002's $229.6 million. Pre-tax income of $10.0 million was comparable to last year's performance.

Order flow remained strong during the fourth quarter, but many finished homes were held up in inventory due to poor weather conditions. Finished goods inventory was reduced slightly, leaving significant amounts of residential finished goods still to be delivered as of the end of the fourth quarter. With cooperative weather conditions, these should be delivered in the first quarter, along with the regularly scheduled production. As a result


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Coachmen Industries, Inc. Announced Fourth Quarter and Full-Year Earnings
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February 2, 2004
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of the notably strong order flow for the fourth  quarter,  residential  backlogs were 16.1% higher than year-end 2002.

All American Homes has been focusing on opportunities in the special projects area, while expanding and strengthening its builder network. Contracts for two urban in-fill projects have been signed, coming on the heels of the successful 63-home project completed in the third quarter. A contract for a luxury retirement home in Virginia has been signed and another one is nearing the final stages of negotiation. The new Ameri-Log (TM) business, a marketer and producer of custom log homes, has opened five regional sales centers with models. They are located in Indiana, Ohio, Colorado, Virginia, and North Carolina. Four additional builders have signed exclusive agreements to become Ameri-Log(TM) builders. Each will have a model home sales center open soon. In terms of geographic expansion, All American continues to make inroads into the Florida market, with new builders in seven key Florida markets. Highlighting the expansion drive is a major builder retail sales center located in Okeechobee, featuring well-appointed model homes showcasing a wide spectrum of product offerings. The Company's building prowess was recently featured at the just-concluded International Builders Show in Las Vegas. All American Homes was selected to build the Nex-Gen home, which is used to display the latest in home features from a variety of home products manufacturers. The home was also on display at the Consumer Electronics Show just preceding the International Builders Show. It was a hit at both shows.

BALANCE SHEET/CASH FLOW

As of December 31, 2003, the Company had cash and marketable securities of $12.1 million and shareholders' equity of $211.2 million. Exacerbated by delayed housing shipments and RV shipments that occurred very late in the period, cash flow from operations was a negative $7.2 million for the quarter, bringing year-to-date cash flow from operations to a negative $3.6 million. Capital expenditures totaled $1.6 million for the fourth quarter and $12.1 million for 2003.

Joseph P. Tomczak, Executive Vice President and Chief Financial Officer, said, "The Company's financial position remains strong as we enter 2004. With a capital structure made up of less than 5% long-term debt, we are well positioned to pursue our growth objectives for the future. Our focus remains on profitable growth, while managing challenges like the ones we faced in both business segments during the fourth quarter. We are also determined to improve the overall efficiency and profitability of both our Recreational Vehicle and Housing operations."

2004 OUTLOOK

Chairman Skinner said, "We believe substantial progress was made in positioning Coachmen for greater growth in 2004, despite the challenges we faced during the first and fourth quarters of 2003. The underlying fundamentals of both business segments have been steadily improving and we are experiencing strong demand for our products in both Recreational Vehicles and Housing. Our products are very well positioned for our customers, we are expanding into new markets consistent with a solid strategic plan,


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Coachmen Industries, Inc. Announced Fourth Quarter and Full-Year Earnings
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February 2, 2004
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we've  brought on new  capacity  and we are  building  greater  strength  in our management team. Based on these facts, and assuming no significant impact from external factors, we are forecasting an increase in sales of 11% to 12%, and an increase in earnings per share in the range of 80% to 95% in 2004, which is inclusive of anticipated expenses associated with the start up of the Coleman business. We will work to tighten up this forecast as the year progresses and external events become more certain."

Coachmen Industries, Inc., now celebrating its 40th anniversary, is one of America's leading manufacturers of recreational vehicles with well-known brand names including COACHMEN(R), GEORGIE BOY(R), SHASTA(R), SPORTSCOACH(R) and VIKING(R). Through its Building Group, Coachmen Industries also comprises one of the nation's largest producers of both systems-built homes and commercial structures with its ALL AMERICAN HOMES(R), MOD-U-KRAF(R), ALL AMERICAN BUILDING SYSTEMS(TM) and MILLER BUILDING SYSTEMS(TM) products. Prodesign, LLC is a subsidiary that produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN(R) brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THAT PROJECTED OR SUGGESTED DUE TO CERTAIN RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, THE POTENTIAL FLUCTUATIONS IN THE COMPANY'S OPERATING RESULTS, THE CONDITION OF THE TELECOMMUNICATIONS INDUSTRY WHICH PURCHASES MODULAR STRUCTURES, THE IMPACT OF PERFORMANCE ON THE VALUATION OF INTANGIBLE ASSETS, THE AVAILABILITY AND THE PRICE OF GASOLINE, THE COMPANY'S DEPENDENCE ON CHASSIS AND APPLIANCE SUPPLIERS, INTEREST RATES, THE AVAILABILITY AND COST OF REAL ESTATE FOR RESIDENTIAL HOUSING, THE ABILITY OF THE HOUSING AND BUILDING SEGMENT TO PERFORM IN NEW MARKET SEGMENTS WHERE IT HAS LIMITED EXPERIENCE, ADVERSE WEATHER CONDITIONS AFFECTING HOME DELIVERIES, COMPETITION, GOVERNMENT REGULATIONS, LEGISLATION GOVERNING THE RELATIONSHIPS OF THE COMPANY WITH ITS RECREATIONAL VEHICLE DEALERS, THE IMPACT OF CONSUMER CONFIDENCE AND ECONOMIC UNCERTAINTY ON HIGH-COST DISCRETIONARY PRODUCT PURCHASES, FURTHER DEVELOPMENTS IN THE WAR ON TERRORISM AND RELATED INTERNATIONAL CRISES, OIL SUPPLIES, AND OTHER RISKS IDENTIFIED IN THE COMPANY'S SEC FILINGS.

For more information:
     Joseph P. Tomczak
     Executive Vice President and Chief Financial Officer
     574-262-0123


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Coachmen Industries, Inc. Announced Fourth Quarter and Full-Year Earnings
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February 2, 2004
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                            COACHMEN INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                   THREE MONTHS ENDED                   YEAR ENDED
                                               -----------------------                   ----------
                                                      DECEMBER 31,                     DECEMBER 31,
                                                  2003           2002              2003           2002
                                                  ----           ----              ----           ----

Net Sales                                $   190,046       $   164,086       $  711,145       $  665,192

Gross Profit - $                              26,991            25,205          104,701           99,219
Gross Profit - %                                14.2%             15.4%            14.7%            14.9%

GS&A - $                                      25,089            22,417           94,109            86,198
GS&A - %                                        13.2%             13.7%            13.2%             13.0%

Operating Income - $                           1,902             2,788           10,592            13,021
Operating Income - %                             1.0%              1.7%             1.5%              2.0%

Other (Income)/Expense                        (1,067)           (1,057)            (529)           (1,975)

Pre-Tax Profit - $                             2,969             3,845           11,121            14,996
Pre-Tax Profit - %                               1.6%              2.3%             1.6%              2.3%

Tax Expense                                      978             1,185            3,756             5,067

Net Income                                     1,991             2,660            7,365             9,929
Earnings per share -
     Basic                                      0.13              0.17            0.48               0.62
     Diluted                                    0.13              0.17            0.48               0.62

Weighted Average Shares Outstanding
     Basic                                    15,439            15,778         15, 437             15,996
     Diluted                                  15,514            15,871          15,487             16,107


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Coachmen Industries, Inc. Announced Fourth Quarter and Full-Year Earnings
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February 2, 2004
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                            COACHMEN INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


ASSETS                                                     12/31/03                12/31/02
------                                                 --------------          --------------

Current Assets
     Cash and temporary cash investments              $         6,408         $       16,549
     Marketable securities                                      5,667                  7,641
     Accounts receivable                                       46,232                 29,408
     Inventories                                              101,100                 85,010
     Prepaid expenses and other                                 7,170                  8,862
     Deferred income taxes                                      5,959                  6,885
                                                      ---------------         --------------
         Total Current Assets                                 172,536                154,355

Property & equipment, net                                      79,225                 78,889
Goodwill                                                       18,954                 18,954
Cash value of life insurance                                   36,506                 33,155
Real estate held for sale                                          --                    276
Other                                                           3,467                  7,566
                                                      ---------------         --------------

         Total Assets                                 $       310,688         $      293,195
                                                      ===============         ==============


LIABILITIES AND SHAREHOLDERS' EQUITY                         12/31/03            12/31/02
------------------------------------                  ---------------         --------------
Current Liabilities
     ST borrowings & current portion of LT debt       $        5,990          $          902
     Accounts payable, trade                                  30,486                  18,801
     Accrued income taxes                                      2,511                   1,222
     Other accruals                                           37,586                  39,856
                                                      --------------          --------------
         Total Current Liabilities                            76,573                  60,781

Long-term debt                                                 9,419                  10,097
Deferred income taxes                                          4,089                   4,123
Other                                                          9,456                   8,768
                                                      --------------          --------------
Total liabilities                                             99,537                  83,769
Shareholders' Equity                                         211,151                 209,426
                                                      --------------          --------------

         Total Liabilities and Shareholders' Equity   $      310,688          $      293,195
                                                      ==============          ==============

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Coachmen Industries, Inc. Announced Fourth Quarter and Full-Year Earnings
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February 2, 2004
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                            COACHMEN INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                        YEAR ENDED
                                                                                       DECEMBER 31,
                                                                                   2003           2002
                                                                                ----------     -----------


CASH FLOW FROM (USED IN) OPERATIONS                                             $  (3,559)     $     13,027

CASH FLOW FROM/(USED IN) ACQUISITION & Investing Activities                        (3,393)            4,828

Net Borrowings/(Payments)                                                            4,410         (19,377)
Purchase of Stock                                                                  (3,880)          (6,824)
Dividends                                                                          (3,719)          (3,521)
                                                                                ----------     ------------
   CASH FLOW USED IN FINANCING ACTIVITIES                                          (3,189)         (29,722)

DECREASE IN CASH AND TEMPORARY CASH INVESTMENTS                                   (10,141)         (11,867)

Beginning of Period Cash and Temporary Cash Investments                             16,549           28,416
                                                                                ----------     ------------

ENDING CASH AND TEMPORARY CASH INVESTMENTS                                      $    6,408     $     16,549
                                                                                ==========     ============


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